Exhibit 10.5

Hilb Rogal & Hobbs Company

4951 Lake Brook Dr., Suite 500

Glen Allen, Virginia 23060

As of September 10, 2007

The Prudential Insurance Company

of America (“Prudential”)

Each Prudential Affiliate (as hereinafter

defined) which becomes bound by certain

provisions of this Agreement as hereinafter

provided (together with Prudential, the “Purchasers”)

c/o Prudential Capital Group

1170 Peachtree St., NW

Atlanta, Georgia 30308

Ladies and Gentlemen:

The undersigned, Hilb Rogal & Hobbs Company (herein called the “Company”), hereby agrees with you as follows:

1. AUTHORIZATION OF ISSUE OF NOTES.

1A. Authorization of Issue of Series A Notes. The Company will authorize the issue of its senior secured promissory notes (the “Series A Notes”) in the aggregate principal amount of $100,000,000 to be dated the date of issue thereof, to mature August 27, 2017, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 6.44% per annum and on overdue principal, Yield-Maintenance Amount and interest at the rate specified therein, and to be substantially in the form of Exhibit A-1 attached hereto. The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision.

1B. Authorization of Issue of Shelf Notes. The Company will authorize the issue of its additional senior secured promissory notes (the “Shelf Notes”) in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 10 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 10 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(6), and to be substantially in the form of Exhibit A-2 attached hereto. The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2. PURCHASE AND SALE OF NOTES.

2A. Purchase and Sale of Series A Notes. The Company hereby agrees to sell to each Series A Note Purchaser and, subject to the terms and conditions herein set forth, Series A Note Purchaser each agrees to purchase from the Company the aggregate principal amount of Series A Notes set forth opposite its name on the Purchaser Schedule attached hereto at 100% of such aggregate principal amount. On September 10, 2007 or any other date prior to October 30, 2007 upon which the Company may agree (herein called the “Series A Closing Day”), the Company will deliver to each Series A Note Purchaser at the offices of King & Spalding, LLP, 1185 Avenue of the Americas, New York, New York 10036, one or more Series A Notes registered in its name, evidencing the aggregate principal amount of Series A Notes to be purchased by each Series A Note Purchasers and in the denomination or denominations specified with respect to each Series A Note Purchasers in the Purchaser Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account #136-621-225-0600 at Bank of America, New York, New York, ABA Routing Number 026009593.

2B. Purchase and Sale of Shelf Notes.

2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in paragraph 1B, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day), (iii) the last Closing Day after which there is no Available Facility Amount, and (iv) the acceleration of any Note under paragraph 7A. The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3). Periodic Spread Information. Not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential or Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this paragraph 2B(3) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

2B(4). Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, (vii) specify the Designated Spread for such Shelf Notes and (viii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(5). Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(4), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(6). Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(5) or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(7), elect to accept such interest rate quotes as to not less than $10,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(7) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit C attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(7). Market Disruption. Notwithstanding the provisions of paragraph 2B(4), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(5) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(4) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(7) are applicable with respect to such Acceptance.

2B(8). Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(8), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(9)(ii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(9). Fees.

2B(9)(i). Issuance Fee. The Company will pay to Prudential in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than the Series A Closing Day and other than any Closing Day which occurs on or prior to October 30, 2007) in an amount equal to 0.125% of the aggregate principal amount of Notes sold on such Closing Day.

2B(9)(ii). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to Prudential (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(8).

2B(9)(iii). Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(6) or the penultimate sentence of paragraph 2B(8) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(9)(ii). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

3A. Certain Documents. Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:

(i) The Note(s) to be purchased by such Purchaser.

(ii) The Subsidiary Guaranty Agreement (on the Series A Closing Day) or a ratification thereof (with respect to each subsequent Closing Day), duly executed by all Material Subsidiaries.

(iii) A favorable opinion of Williams Mullen, special counsel to the Company (or such other counsel designated by the Company and acceptable to the Purchasers) satisfactory to such Purchaser and substantially in the form of Exhibit D-1 (in the case of the Series A Notes) or Exhibit D-2 (in the case of any Shelf Notes) attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion.

(iv) The Articles of Incorporation of the Company and each Guarantor certified as of a recent date (except as permitted pursuant to Section 5Q) by the Secretary of State of the respective states of organization.

(v) The Bylaws of the Company and each Guarantor, certified by their respective Secretaries.

(vi) An incumbency certificate signed by the Secretary or an Assistant Secretary and one other officer (who is not signing any other document or agreement in connection herewith) of each of the Company and the Guarantors certifying as to the names, titles and true signatures of the officers of the Company or the Guarantors authorized to sign this Agreement, the Notes, the other Note Documents and the other documents to be delivered hereunder.

(vii) A certificate of the Secretary of the Company and each Guarantor (A) attaching resolutions of the Board of Directors of the Company or such Guarantor evidencing approval of the transactions contemplated by this Agreement and the other Note Documents and the issuance of the Notes and the Subsidiary Guaranty Agreement and the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, and (B) certifying that no dissolution or liquidation proceedings as to the Company, any Guarantor or any Subsidiary have been commenced or are contemplated by the Company, any Guarantor or any Subsidiary, except in the case of any Guarantor or any Subsidiary dissolutions and liquidations which would be permitted pursuant to paragraph 6D or 6E.

(viii) A good standing certificate for the Company and each Guarantor from the Secretary of State of its state of organization dated as of a date not more than thirty days prior to the applicable Closing Day and such other evidence of the status of the Company as such Purchaser may reasonably request.

(ix) Certified copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company as debtor and which are filed in the offices of the Secretary of State of the states in which the Company is organized together with copies of such financing statements.

(x) With respect to the Series A Closing Day,

(A) a certified copy of the Bank Credit Agreement and all amendments thereto, including without limitation a copy of the duly executed Second Amendment to the Bank Credit Agreement in form and substance satisfactory to the Purchasers;

(B) a certified copy of the Pledge Agreement and all amendments thereto;

(C) a true and correct copy of all other credit agreements, loan agreements and other documents governing or evidencing Indebtedness of the Company or any of its Subsidiaries (excluding agreements evidencing the obligation to pay discounted minimum payments less than $20,000,000 due in conjunction with earnouts on acquisitions);

(D) an amendment to the Pledge Agreement, in form and substance satisfactory to the Series A Note Purchasers; and

(E) an Intercreditor Agreement, in form and substance satisfactory to the Series A Note Purchasers, executed by the Purchasers and the Collateral Agent, and acknowledged and agreed to by the Company and the Guarantors.

(xi) Additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B. Opinion of Purchaser’s Special Counsel. Such Purchaser shall have received from King & Spalding LLP or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true in all material respects on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on such Closing Day no Event of Default or Default; no material adverse change in the financial condition, business, operations or prospects of the Company or its Subsidiaries, taken as a whole, has occurred since December 31, 2006; and the Company shall have delivered to such Purchaser an Officer’s Certificate, dated such Closing Day, to the effect of the foregoing.

3D. Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3E. Payment of Fees. The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee and any Delayed Delivery Fee due pursuant to paragraph 2B(9)(i) and (ii).

3F. Private Placement Numbers. A private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes to be purchased.

4. PREPAYMENTS. The Series A Notes and any Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraphs 4A and 4C, respectively. The Series A Notes and any Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4D. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4C.

4A. Required Payments of Series A Notes. The unpaid principal amount of the Series A Notes, together with interest accrued thereon, shall become due and payable in full on the maturity date of the Series A Notes.

4B. Intentionally omitted.

4C. Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series.

4D. Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4D shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4E. Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4D irrevocable written notice of such prepayment not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4D. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4D, give telephonic notice of the principal amount of the

Notes to be prepaid and the prepayment date to each holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or the applicable Confirmation of Acceptance or by notice in writing to the Company.

4F. Offer to Prepay Notes in the Event of a Change in Control.

(i) Notice of Change in Control or Control Event. The Company will, within five days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. In the case that a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in clause (ii) of this paragraph 4F and shall be accompanied by the certificate described in clause (v) hereof.

(ii) Offer to Prepay Notes. The offer to prepay Notes contemplated by the foregoing clause (i) shall be an offer to prepay, in accordance with and subject to this paragraph 4F, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”), that is not less than 45 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 45th day after the date of such offer).

(iii) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this paragraph 4F by causing a notice of such acceptance to be delivered to the Company not more than 30 days after the date of the written offer notice referred to in subsection (i) is given to the holders of the Notes. A failure by a holder of Notes to respond within such period provided for in the preceding sentence to an offer to prepay made pursuant to this paragraph 4F shall be deemed to constitute a rejection of such offer by such holder.

(iv) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4F shall be at 100% of the principal amount of such Notes, together with interest accrued to the date of prepayment with respect to each such Notes, but without any Yield-Maintenance Amount. Each prepayment of Notes pursuant to this paragraph 4F shall be made on the applicable Proposed Prepayment Date.

(v) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4F shall be accompanied by a certificate, executed by a Responsible Officer of the Company, for and on behalf of the Company, and dated the date of such offer, specifying: (a) the Proposed Prepayment Date; (b) that such offer is made pursuant to this paragraph 4F; (c) the principal amount of each Note offered to be prepaid; (d) the interest that is or will be accrued and unpaid as of the Proposed Prepayment Date on each Note offered to be prepaid; (e) that the conditions of this paragraph 4F have been fulfilled; and (f) in reasonable detail, the nature and date of the Change in Control (including, if known, the name or names of the Person or Persons acquiring control).

4G. Application of Required Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4G only, all Notes of that Series prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4C or 4D) according to the respective unpaid principal amounts thereof.

4H. Application of Optional Prepayments. In the case of each prepayment pursuant to paragraph 4D of less than the entire unpaid principal amount of all outstanding Notes of a Series, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4H only, all Notes of such Series prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4C or 4D) according to the respective unpaid principal amounts thereof.

4I. No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4C, 4D or 4F or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

4J. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4C or 4D or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4G and paragraph 4H.

5. AFFIRMATIVE COVENANTS . So long as any Note or amount owing under this Agreement shall remain unpaid, the Company covenants that:

5A. Financial Statements. The Company will deliver to each holder of a Note, in form and detail satisfactory to the Required Holders:

(a) as soon as available, but in any event within five (5) Business Days after the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws after giving effect to any extension obtained under Rule 12b-25 thereunder, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Company’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley;

(b) as soon as available, but in any event within five (5) Business Days after the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws (without regard to any extensions of such date permitted by the Securities Laws for which any special application is required), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event by at least March 15 of each fiscal year of the Company, forecasts prepared by management of the Company, in form satisfactory to the Required Holders, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries for such fiscal year.

As to any information contained in materials furnished pursuant to paragraph 5B(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

5B. Certificates; Other Information. The Company will deliver to each holder of a Note, in form and detail satisfactory to the Required Holders:

(a) concurrently with the delivery of the financial statements referred to in paragraph 5A(a), a certificate of the Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in paragraph 5A(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2007), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;

(c) promptly after any request by any holder of a Note, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them; provided that the Company is not required to deliver any such reports, management letters or recommendations from an accountant that prohibits the sharing of such information with third parties;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the holders of the Notes pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Credit Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to paragraph 5A or any other clause of this paragraph 5B;

(f) promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof; and

(g) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Note Documents, as any holder of any Note may from time to time reasonably request.

Documents required to be delivered pursuant to paragraph 5A(a) or (b) or paragraph 5B(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at www.hrh.com; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each holder of a Note have access (whether a commercial, third-party website or whether sponsored by any holder of a Note);

provided that: (A) the Company shall deliver paper copies of such documents to any holder of a Note that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by such holder of a Note and (B) the Company shall notify each holder of a Note (by telecopier or electronic mail) of the posting of any such documents and of the website on which such documents are posted. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by paragraph 5B(b) to the holders of the Notes.

5C. Notices. The Company will promptly notify each holder of a Note:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary;

(e) of the determination by the Registered Public Accounting Firm providing the opinion required under paragraph 5A(a)(ii) (in connection with its preparation of such opinion) or the Company’s determination at any time of the occurrence or existence occurrence of any Internal Control Event; and

(f) (i) of the occurrence of any Default or Event of Default (as such terms are defined in the Bank Credit Agreement) under the Bank Credit Agreement, or (ii) any amendment or modification of the Bank Credit Agreement, together with a copy thereof.

Each notice pursuant to this paragraph 5C shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to paragraph 5C(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

5D. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

5E. Preservation of Existence, Etc. The Company will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by paragraph 6D or 6E; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

5F. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5G. Maintenance of Insurance. The Company will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the holders of the Notes of termination, lapse or cancellation of such insurance.

5H. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5I. Books and Records. The Company will, and will cause each of its Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

5J. Inspection Rights. The Company will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of each holder of a Note to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists any holder of a Note (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

5K. Use of Proceeds. The Company will use the proceeds of the Credit Extensions (a) to refinance certain existing indebtedness, (b) for general working capital needs, capital expenditures and Permitted Acquisitions, (c) subject to the proviso below, for the purchase or other acquisition by the Company of shares of its capital stock and related preferred stock purchase rights, and (d) for other lawful corporate purposes, other than, directly or indirectly, (i) for a purpose in contravention of any Law or of any Note Document, (ii) to purchase or carry Margin Stock, (iii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iv) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (v) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act; provided, however, that notwithstanding clauses (ii) through (v) above, the Company may use proceeds of the Notes as described in clause (b) above so long as either (x) the Margin Stock so acquired is promptly retired following the purchase or other acquisition thereof or (y) at all times and after giving effect to each such purchase or acquisition, not more than twenty-five percent (25%) of the total assets of the Company and its Subsidiaries on a consolidated basis are represented by Margin Stock owned by the Company and its Subsidiaries on a consolidated basis.

5L. Additional Guarantors. The Company will notify each holder of a Note at the time that any Person becomes a Material Subsidiary, the time any existing Subsidiary becomes a Material Subsidiary, or the time a Designated Subsidiary is deemed a Guarantor Subsidiary for the purposes of satisfying the 90% Threshold and promptly thereafter (and in any event within 30 days), cause such Person to (a) if such Subsidiary is a Domestic Subsidiary, deliver to the holders of the Notes a Guaranty Joinder Agreement duly executed by such Guarantor Subsidiary; (b) if such Subsidiary is a Foreign Subsidiary, and to the extent lawful, no onerous governmental approval requirements would result or be necessary and no adverse tax consequences would result therefrom, deliver to the holders of the Notes a Guaranty Joinder Agreement duly executed by such Guarantor Subsidiary, and (c) deliver to the holders of the Notes documents of the types referred to in clauses (iii) through (ix) of paragraph 3A and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the holders of the Notes. Notwithstanding anything to the contrary herein, except solely as provided in clause (ii) of the second sentence of paragraph 6M, the Company shall at all times cause such of its Subsidiaries necessary to meet the 90% Threshold to be Guarantor Subsidiaries and to be bound by the terms of the Guaranty. To the extent additional Subsidiaries are required to become Guarantors pursuant to this paragraph 5L, each new Guarantor Subsidiary shall enter into a Pledge Joinder Agreement.

5M. Creation or Acquisition of Subsidiaries. Subject to paragraph 6B, the Company may from time to time create or acquire new Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Subsidiaries of the Company may create or acquire new Subsidiaries; provided that, concurrently with the creation or direct or indirect acquisition of a Material Subsidiary by the Company or a Subsidiary thereof of a Material Subsidiary, such Material Subsidiary and the Company or acquiring Subsidiary, as applicable, shall comply with paragraph 5L.

5N. Further Assurances. At the Company’s cost and expense, upon request of any holder of any Note, the Company will, and will cause its Subsidiaries to, duly execute and deliver or cause to be duly executed and delivered, to the holders of the Notes, as applicable, such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the holders of the Notes, as applicable, to carry out more effectively the provisions and purposes of this Agreement, the Pledge Agreement and the other Note Documents.

5O. Information Required by Rule 144A. The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5O, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5P. ERISA. The Company will, and will cause each of its Subsidiaries to, deliver to each holder promptly and in any event within 10 days after it knows or has reason to know of the occurrence of any event of the type specified in clause (ix) of paragraph 7A notice of such event and the likely impact on the Company and its Subsidiaries. In the event it or any Subsidiary have participated, now participates or will participate in any Plan or Multiemployer Plan, the Company will, and will cause any such Subsidiary to, deliver to each holder: (i) promptly and in any event within 10 days after it knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event, together with a statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company proposes to take with respect thereto; (ii) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) promptly upon the reasonable request of a holder, and in no event more than 10 days after such request, copies of each annual report on Form 5500 that is filed with the Internal Revenue Service, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500; (iv) promptly and in any event within 10 days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Company describing such event or condition; (v) promptly and in no event more than 10 days after its or any ERISA Affiliate’s receipt thereof, the notice concerning the imposition of any withdrawal liability under section 4202 of ERISA; and (vi) promptly after receipt thereof, a copy of any notice the Company or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this paragraph 5M shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

5Q. Post-Closing.

(a) No later than 45 days after the Series A Closing Day, the Company will deliver evidence to the Purchasers that all UCC financing statements reflecting perfection of the Liens granted under the Pledge Agreement have been amended to list the secured party thereon as Bank of America, N.A., as Collateral Agent.

(b) No later than 30 days after the Series A Closing Day, to the extent that any of the Articles of Incorporation for any Guarantor delivered to each Purchaser as described in paragraph 3A(iv) are not certified by the Secretary of State of the respective states of organization as of a date no earlier than 10 days prior to the Series A Closing Day, the Company shall deliver to each Purchaser for each such Guarantor Articles of Incorporation certified by the Secretary of State of the respective states of organization as of a date no earlier than 10 days prior to the date of delivery.

6. NEGATIVE COVENANTS. So long as any Note or amount owing under this Agreement shall remain unpaid, the Company covenants that:

6A. Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Note Document;

(b) Liens existing on the date hereof and listed on Schedule 6A and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by paragraph 6C(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by paragraph 6C(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under paragraph 7A(viii);

(i) Liens securing Indebtedness permitted under paragraph 6C(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(j) other Liens securing obligations of the Company and its Subsidiaries not exceeding $12,000,000 in an aggregate amount outstanding at any time.

6B. Investments. The Company will not, and will not permit any of its Subsidiaries to, make any Investments, except:

(a) Investments held by the Company or such Subsidiary in the form of Cash Equivalents;

(b) Investments of the Company in any Subsidiary that is a Guarantor, Investments of any Subsidiary that is not a Guarantor in the Company or in another Subsidiary that is not a Guarantor, and Investments of any Subsidiary that is a Guarantor in the Company or in any Guarantor;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees permitted by paragraph 6C;

(e) Acquisitions permitted under paragraph 6J;

(f) Investments consisting of receivables in an amount not to exceed $40,000,000 in the aggregate by the Company in Premium Funding Associates;

(g) Investments of the Company or any Guarantor in any Subsidiary that is not a Guarantor not exceeding $20,000,000 in the aggregate;

(h) Investments in connection with the Company’s deferred compensation plans;

(i) Investments in key man or split dollar life insurance policies for certain officers and executives of the Company (and other similar policies); and

(j) other Investments not exceeding $40,000,000 in the aggregate at any time.

6C. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Note Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 6C and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the holders of the Notes than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Guarantees of the Company or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Company or any other Guarantor;

(d) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in paragraph 6A(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(f) surety guarantees, loss sharing agreements and insurance company contract guarantees (to the extent that such items qualify as Indebtedness) incurred in the ordinary course of business; and

(g) other Indebtedness (including, without limitation, Indebtedness incurred in connection with an Acquisition and Indebtedness under the Bank Credit Agreement) of the Company (which may be guaranteed by Guarantors) to the extent the Company is in pro forma compliance with paragraph 6K(a) after giving effect to the incurrence of such Indebtedness.

6D. Fundamental Changes. The Company will not, and will not permit any of its Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except as provided in paragraph 6E and except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Company or a Guarantor.

6E. Dispositions. The Company will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Company or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Company or a Guarantor;

(e) Dispositions permitted by paragraph 6D; and

(f) Dispositions by the Company and its Subsidiaries not otherwise permitted under this paragraph 6E; provided that (i) at the time of such Disposition, no Default shall exist or would result from such

Disposition, and (ii) the aggregate Net Cash Proceeds from all such Dispositions in reliance on this clause (f) in any fiscal year shall not exceed $100,000,000;

provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value and for cash (or other consideration provided that such other consideration shall not exceed $25,000,000 in any fiscal year).

6F. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) the Company may declare or make any Restricted Payment in the event that, as of the most recent fiscal quarter end, and on a pro forma basis as of such date giving effect to such Restricted Payment, the Consolidated Leverage Ratio is less than 1.75 to 1.00; and

(b) notwithstanding the foregoing, in the event that, as of the most recent fiscal quarter end, and on a pro forma basis as of such date giving effect to a proposed Restricted Payment, the Consolidated Leverage Ratio is greater than or equal to 1.75 to 1.00, the Company may declare or make any such Restricted Payment to the extent that (after giving effect to such Restricted Payment and any other Restricted Payments or Ordinary Dividends made as of such date) the Consolidated Adjusted Fixed Charge Coverage Ratio is not less than 1.00 to 1.00.

6G. Change in Nature of Business. The Company will not, and will not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

6H. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Company and any Guarantor or between and among any Guarantors; provided, further, that nothing contained in this paragraph 6H shall prohibit:

(a) transactions described on Schedule 6H or otherwise expressly permitted under this Agreement; and

(b) the payment by the Company of reasonable and customary fees to members of its board of directors.

6I. Burdensome Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Contractual Obligation (other than this Agreement, any other Note Document or the Bank Credit Agreement) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or Ordinary Dividends to the Company or any Guarantor or to otherwise transfer property to the Company or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under paragraph 6C(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

6J. Acquisitions.

(a) Acquisitions. The Company will not, and will not permit any Subsidiary to, enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Company or any Subsidiary may make any Permitted Acquisition.

(b) Foreign Acquisitions. The Company will not, and will not permit any Subsidiary to, enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition in a Person organized under the Laws other than those of any political subdivision of the United States (a “Foreign Acquisition”), or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Foreign Acquisition, unless, in addition to the conditions set forth for a Permitted Acquisition, the consolidated total revenue from Subsidiaries other than Domestic Subsidiaries does not exceed 20% of consolidated total revenue of the Company and its Subsidiaries determined on a pro forma basis as of the most recent fiscal quarter end giving effect to such Foreign Acquisition.

6K. Financial Covenants.

(a) Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company ending on the dates set forth below to be greater than the ratio set forth below opposite such period:

Four Consecutive Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through June 30, 2009	2.75 to 1.00
July 1, 2009 and thereafter	2.50 to 1.00

(b) Consolidated Fixed Charge Coverage Ratio. The Company will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Company to be less 1.25:1.00.

6L. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engage in any dealings or transactions with any such Person.

6M. Bank Credit Agreement. The Company will not enter into or suffer to exist any amendment or modification to the Bank Credit Agreement if such modification (A) would result negative covenants or financial covenants that are materially more restrictive than those set forth in the Bank Credit Agreement, as in effect on the Series A Closing Day, or (B) would provide for collateral security for such Indebtedness unless the Obligations are secured pari passu subject to an intercreditor agreement in substantially the form of the Intercreditor Agreement. The holders of the Notes agree that if no Event of Default has occurred and is continuing, (i) if the lenders under the Bank Credit Agreement (or any of them as may be required under the Bank Credit Agreement to consent to such action) consent to the release of the Collateral Agent’s lien on any Collateral, the holders will be deemed to have also consented to the release of such lien and (ii) if the lenders under the Bank Credit Agreement (or any of them as may be required under the Bank Credit Agreement to consent to such action) consent to the release of any Subsidiary as a guarantor of the obligations under the Bank Credit Agreement the holders will be deemed to have consented to the release of any such Subsidiary as a Guarantor under the Guaranty. In the event the Bank Credit Agreement is amended in accordance with its terms such that Section 7.12(b) thereof is deleted in its entirety (and is not replaced with a similar provision limiting amendments or modifications to this Agreement), the parties hereto agree that this Section 6M shall automatically be deemed deleted in its entirety and shall thereafter have no force or effect.]

7. EVENTS OF DEFAULT.

7A. Acceleration. Any of the following shall constitute an Event of Default:

(i) Non-Payment. The Company fails to pay (A) when and as required to be paid herein, any principal of, or Yield Maintenance Amount payable with respect to, any Note, (B) within three days after the same becomes due, any interest on any Note, or (C) within five days after the same becomes due, any other amount payable hereunder or under any other Note Document; or

(ii) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of paragraphs 5A, 5B, 5G, 5H, 5I or paragraph 6, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty; or

(iii) Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in subsection (i) or (ii) above) contained in any Note Document on its part to be performed or observed and such failure continues for 30 days, after the earlier of (x) date on which a Responsible Officer of the Company acquires knowledge thereof or (y) the date on which written notice thereof is delivered by the holders of the Notes to the Company; or

(iv) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(v) Cross-Default. (A) The Company or any Subsidiary (1) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $4,000,000, or (2) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $4,000,000; or (C) there occurs any Event of Default (as defined in the Bank Credit Agreement) under the Bank Credit Agreement other than an Event of Default (as defined therein) under Section 8.01(e) or 8.01(k) thereof.

(vi) Insolvency Proceedings, Etc. Any Credit Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(vii) Inability to Pay Debts; Attachment. (A) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (B) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(viii) Judgments. There is entered against the Company or any Subsidiary (A) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $10,000,000 (to the extent not fully bonded or covered by independent third-party insurance as to which the insurer does not dispute coverage), or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (1) enforcement proceedings are commenced by any creditor upon such judgment or order, or (2) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(ix) ERISA. (A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, (B) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000, (C) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (D) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PGBC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (E) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (F) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (G) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (H) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would materially increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (C) through (H) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(x) Invalidity of Note Documents. Any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any other Person contests in any manner the validity or enforceability of any Note Document; or the Company denies that it has any or further liability or obligation under any Note Document, or purports to revoke, terminate or rescind any Note Document.

7B. Rescission of Acceleration. At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants that:

8A. Existence, Qualification and Power. Each Credit Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8B. Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Note Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

8C. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Note Document.

8D. Binding Effect. This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms.

8E. Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) [Intentionally omitted.]

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Company, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the holders of the Notes, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries on a consolidated basis.

8F. Litigation. Except as set forth on Schedule 8F, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, or in arbitration before any Governmental Authority or any other Person, (i) against or affecting the Company, any of its Subsidiaries or any of their respective properties that would if adversely determined, be reasonably likely to have a Material Adverse Effect, or (ii) with respect to this Agreement or any other Note Document, or any of the transactions contemplated hereby.

8G. No Default. Neither any Credit Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

8H. Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by paragraph 6A.

8I. Environmental Compliance.

(a) To the knowledge of the Company, no Hazardous Materials are or have been generated, used, located, released, treated, disposed of or stored by the Company or any of its Subsidiaries or by any other Person (including any predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Company or any of its Subsidiaries, except in material compliance with all applicable Environmental Laws, and no portion of any such real property or, to the knowledge of the Company, any other real property at any time leased, owned or operated by the Company or any of its Subsidiaries, has been contaminated by any Hazardous Materials; and no portion of any real property, leased or owned, of the Company or any of its Subsidiaries has been or is presently the subject of an environmental audit, assessment or remedial action.

(b) No portion of any real property, leased or owned, of the Company or any of its Subsidiaries has been used by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by the Company or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems; and there are not and have never been any underground storage tanks situated on any real property, leased or owned, of the Company or any of its Subsidiaries.

(c) To the knowledge of the Company, all activities and operations of the Company and its Subsidiaries are in compliance with all material requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Company and its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of the Company and its Subsidiaries is in substantial compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Company, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

8J. Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

8K. Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Credit Party nor any Subsidiary thereof is party to any tax sharing agreement.

8L. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or

4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation in paragraph 9B.

8M. Subsidiaries; Equity Interests. The Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 8M, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Credit Party in the amounts specified on Part (a) of Schedule 8M free and clear of all Liens. The Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 8M. All of the outstanding Equity Interests in the Company have been validly issued and are fully paid and nonassessable.

8N. Margin Regulations; Investment Company Act.

(a) The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Note, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of paragraph 6A or paragraph 6E or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of paragraph 7A(v) will be Margin Stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

8O. Disclosure. The Company has disclosed to the holders of the Notes all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to any holder of the Notes in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

8P. Compliance with Laws. Each Credit Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8Q. Taxpayer Identification Number. The Company’s true and correct U.S. taxpayer identification number is set forth on Schedule 8Q.

8R. Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8S. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser(s) and not more than 5 other Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8T. Foreign Assets Control Regulations, Etc. (i) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Neither the Company nor any Subsidiary (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.

9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan

(including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Called Principal” shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4D or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” shall mean 0.50% in the case of each Series A Note and 0% in the case of each Note of any other Series unless the Confirmation of Acceptance with respect to the Notes of such Series specifies a different Designated Spread in which case it shall mean, with respect to each Note of such Series, the Designated Spread so specified.

“Discounted Value” shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date as reported by TradeWeb LLC (or, if such data for any reason crease to be available through TradeWeb LLC, or TradeWeb LLC shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities. The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“90% Threshold” has the meaning set forth in the definition of “Guarantor Subsidiary”.

“Acceptance” shall have the meaning specified in paragraph 2B(6).

“Acceptance Day” shall have the meaning specified in paragraph 2B(6).

“Acceptance Window” shall have the meaning specified in paragraph 2B(6).

“Accepted Note” shall have the meaning specified in paragraph 2B(6).

“Acquisition” shall mean the acquisition of (i) a controlling equity or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line of business conducted by such Person.

“Adjusted Consolidated EBITDA” shall mean Consolidated EBITDA as adjusted pursuant to paragraphs 10C(5).

“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Terrorism Order” shall mean Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” shall mean the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Authorized Officer” shall mean (i) in the case of the Company, its chief executive officer, its chief financial officer or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Purchaser Schedule attached hereto or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

“Available Facility Amount” shall have the meaning specified in paragraph 2B(1).

“Bank Credit Agreement” shall mean that certain Credit Agreement, dated as of April 26, 2006, by and among the Company, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent, as amended by that certain First Amendment to Credit Agreement, dated as of July 13, 2007 and that certain Second Amendment to Credit Agreement, dated as of the date hereof, and as further amended, restated, refinanced, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof, including, without limitation, in connection with a refinancing (whether with new lenders, existing lenders or otherwise) of all or substantially all of the obligations (as defined therein) arising thereunder.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(4) hereof only, a day on which The Prudential Insurance Company of America is not open for business.

“Cancellation Date” shall have the meaning specified in paragraph 2B(9)(iii).

“Cancellation Fee” shall have the meaning specified in paragraph 2B(9)(iii).

“Capital Expenditures” shall mean, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Company and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, capital lease obligations); provided, however, that Capital Expenditures shall not include any such expenditures (i) for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance, or with proceeds from permitted disposition of the asset replaced or substituted, or (ii) made in connection with Permitted Acquisitions.

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, and any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $250,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poors Rating Services or at least P-1 or the equivalent thereof by Moody’s Investor Service, Inc. and in each case maturing not more than one year after the date of acquisition by such Person, (v) taxable and tax-exempt municipal securities, which also include variable rate demand notes (VRDNs) and auction rate securities with ratings of at least MIG4 or the equivalent thereof by Moody’s Investor Service, Inc. or at least SP-2 or the equivalent thereof by Standard & Poor’s Rating Services and in each case maturing not more than one year after the date of acquisition by such person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above (which are limited to maturities of not greater than 13 months from the date of acquisition thereof) or (vii) privately offered enhanced cash funds rated not less than AAA or the equivalent thereof by Standard & Poors Rating Services or another nationally recognized rating agency and domiciled in the United States.

“Change in Control” shall mean an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals either (i) who were members of that board or equivalent governing body on the Closing Date, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Day” shall mean (i) with respect to the Series A Notes, the Series A Closing Day and (ii) with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(8), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(9)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agent” shall mean Bank of America, N.A., and its successors and permitted assigns under the Intercreditor Agreement.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit E.

“Confirmation of Acceptance” shall have the meaning specified in paragraph 2B(6).

“Connecticut Settlement” shall mean the Company’s settlement of claims made by the Connecticut Attorney General, potential claims of the attorneys general of other states and directly related administrative expenses and legal fees.

“consolidated” shall mean the consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated financial statements referred to in paragraph 8E.

“Consolidated EBITDA” shall mean, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes of the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and (v) the non-cash compensation expense related to the Company’s stock-based compensation plans and minus (b) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of the end of any fiscal quarter, for the four fiscal quarters ending on such date, for the Company and its Subsidiaries on a consolidated basis, the ratio of

(a) the sum of (i) Consolidated EBITDA during such period plus (ii) Operating Lease and Rental Expense during such period minus (iii) Capital Expenditures minus (iv) the current portion of income tax expense during such period (which amount shall be adjusted upward by the amount of the current tax benefit to the Company from the Connecticut Settlement and the current tax benefit related to losses on the sales of Subsidiaries or the disposition of substantially all assets of a Subsidiary and adjusted downward by the net amount of the current income taxes by the Company and its Subsidiaries relating to gains on the sales of Subsidiaries or the disposition of substantially all assets of a Subsidiary) to (b) Consolidated Fixed Charges during such period.

“Consolidated Fixed Charges” shall mean for any period for the Company and its Subsidiaries on a consolidated basis, the sum of (without duplication) (a) Consolidated Interest Charges paid in cash during such period, (b) scheduled principal payments of Indebtedness and other mandatory payments during the next ensuing four fiscal quarters of the Company and its Subsidiaries (but excluding the “Outstanding Amount” of “Revolving Loans” as such terms are defined in the Bank Credit Agreement as in effect on the date hereof), (c) Ordinary Dividends paid by the Company during such period, and (d) Operating Lease and Rental Expense during such period.

“Consolidated Funded Indebtedness” shall mean, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), including but not limited to the guaranteed portion of earnouts payable in cash in connection with an Acquisition, (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.

“Consolidated Interest Charges” shall mean, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest and including any amounts paid by, and net of any amounts paid to, the Company and its Subsidiaries under any Swap Contracts) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Adjusted Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” shall mean, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses and gains and losses on sales of Subsidiaries or the disposition of substantially all assets of a Subsidiary as permitted hereunder) for that period.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Acquisition” shall mean, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the amount of any cash and fair market value of other property given as consideration, (ii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Company or any Subsidiary in connection with such Acquisition, (iii) all additional purchase price amounts in the form of earnouts and other contingent obligations (including cash and the fair market value of other property given as consideration) that should be recorded as acquisition costs on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iv) all amounts paid (including cash and the fair market value of other property given as consideration) in respect of covenants not to compete, and consulting agreements that should be recorded as acquisition costs on financial statements of the Company and its Subsidiaries in accordance with GAAP, and (v) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred and capitalized as acquisition costs in accordance with GAAP.

“Credit Party” shall mean the Company or any Guarantor.

“Debt Issuance” shall mean the incurrence, issuance or sale by the Company or any of its Subsidiaries of any Indebtedness (including, without limitation, any debt securities, whether in a public offering of such securities or otherwise) but excluding issuance of any Indebtedness permitted under paragraph 6C(a) through (g).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Delayed Delivery Fee” shall have the meaning specified in paragraph 2B(9)(ii).

“Designated Subsidiaries” shall mean, collectively, Essenale, Ltd., Lees Preston Fairy Holdings Limited, NIB (Holdings) Limited, NIB (UK) Ltd., Oakley Holdings, Westport Financial Services, LLC, Premium Funding Associates, Inc., Premium Funding Associates of New York, Inc, HRH Securities, LLC, HRH Investment Advisors, LLC, Barnfield, Swift & Keating, LLP, and HRH Reinsurance Brokers Limited.

“Direct Foreign Subsidiary” shall mean a Subsidiary other than a Domestic Subsidiary a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by the Company or a Domestic Subsidiary.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Laws” shall mean any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” shall mean the issuance, sale or other disposition by the Company or any of its Subsidiaries of any of its Equity Interests, any rights, warrants or options to purchase or acquire any shares of its Equity Interests or any other security or instrument representing, convertible into or exchangeable for any Equity Interests in the Company or any of its Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility” shall have the meaning specified in paragraph 2B(1).

“Fair Market Value” shall mean, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

“GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” shall mean, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Subsidiaries” shall mean, collectively, all Material Subsidiaries, provided, however, in the event that all the Material Subsidiaries on a consolidated basis do not have both (i) Consolidated EBITDA (measured in accordance with the definition thereof herein, but on a consolidated basis only for such Material Subsidiaries) equal to or greater than 90% of Consolidated EBITDA and (ii) total revenues equal to or greater than 90% of the total revenues of the Company and its Subsidiaries (each calculated as of the most recent fiscal period with respect to which the holders of the Notes shall have received financial statements required to be delivered pursuant to paragraph 5A(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated based on the Audited Financial Statements) (the “90% Threshold”), then the Company shall identify Designated Subsidiaries to be additional Guarantor Subsidiaries until the 90% Threshold is satisfied collectively by all Guarantor Subsidiaries, and in the event the addition of all Designated Subsidiaries does not result in satisfaction of the 90% Threshold by such then designated Guarantor Subsidiaries, the Company shall also identify other Subsidiaries to be additional Guarantor Subsidiaries until the 90% Threshold is satisfied collectively by all Guarantor Subsidiaries. Once a Domestic Subsidiary or a Designated Subsidiary becomes a Guarantor Subsidiary, it shall continue to constitute a Guarantor Subsidiary throughout the term of this Agreement.

“Guarantors” shall mean collectively, all Guarantor Subsidiaries of the Company executing the Guaranty on the Series A Closing Day and all other Guarantor Subsidiaries that enter into a Guaranty Joinder Agreement pursuant to paragraph 5L.

“Guaranty” shall mean that certain Guaranty made by the Guarantors in favor of the holders of the Notes, dated as of the Series A Closing Day, as supplemented from time to time by execution and delivery of Guaranty Joinder Agreements pursuant to paragraph 5Lor otherwise.

“Guaranty Joinder Agreement” shall mean each Guaranty Joinder Agreement, substantially in the form thereof attached to the Guaranty, executed and delivered by a Guarantor to the holders of the Notes pursuant to paragraph 5Lor otherwise.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Treasury Note(s)” shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Including” shall mean, unless the context clearly requires otherwise, “including without limitation”.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), but excluding any performance-based earnout payments or other contingent liabilities of such Person in connection with an Acquisition;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“INHAM Exemption” shall have the meaning set forth in paragraph 9B.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement, dated as of the date hereof, by and among the Company, the Purchasers, Bank of America, N.A., as administrative agent under the Bank Credit Agreement and the Collateral Agent, and acknowledged and agreed to by the Company, as the same may be amended, supplemented or otherwise modified from time to time in compliance herewith and therewith.

“Internal Control Event” shall mean a material weakness in, or fraud that involves management or other employees who have a significant role in, the Company’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by shall mean of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) a loan or advance to an officer, director or employee of the Company or any of its Subsidiaries for travel, entertainment, relocation or analogous ordinary business purpose or (d) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“Issuance Fee” shall have the meaning specified in paragraph 2B(9)(i).

“Issuance Period” shall have the meaning specified in paragraph 2B(2).

“Joinder Agreements” shall mean, collectively, the Guaranty Joinder Agreements and the Pledge Joinder Agreements.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Margin Stock” shall mean “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company and its Subsidiaries to perform their obligations, as a whole, under any Note Document to which they are party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Note Document or the rights and remedies of the holders of the Notes hereunder and thereunder.

“Material Subsidiaries” shall mean at any time of determination, each direct or indirect Subsidiary of the Company other than a Designated Subsidiary that has either (i) Consolidated EBITDA (measured in accordance with the definition thereof herein, but on a stand-alone basis for such Subsidiary) of equal to or greater than 2% of Consolidated EBITDA or (ii) total revenues of equal to or greater than 2% of consolidated revenues of the Company and its Subsidiaries (each calculated as of the most recent fiscal period with respect to which the holders of the Notes shall have received financial statements required to be delivered pursuant to paragraph 8E(a) (or if prior to delivery of any financial statements pursuant to such paragraph, then calculated based on the Audited Financial Statements).

“Moody’s” shall mean Moody’s Investors Services, Inc., including the NCO/Moody’s Commercial Division, or any successor Person.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean:

(a) with respect to any Disposition by the Company or any Subsidiary, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Note Documents or the Bank Credit Agreement), (B) the out-of-pocket expenses directly incurred by the Company or any Subsidiary in connection with such transaction, and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the public or private issuance of any Indebtedness by the Company or any Subsidiary, the excess of (i) the sum of the cash and cash equivalents received in connection with such issuance over (ii) the underwriting discounts and commissions and other out-of-pocket expenses directly incurred by the Company or such Subsidiary in connection with such issuance; and

(c) with respect to the sale or issuance of any Equity Interest by the Company or any Subsidiary, the excess of (i) the sum of the cash and cash equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions and other out-of-pocket expenses directly incurred by the Company or such Subsidiary in connection with such issuance or sale.

“Notes” shall have the meaning specified in paragraph 1B.

“Note Documents” shall mean this Agreement, each Note, the Guaranty (including each Guaranty Joinder Agreement), the Pledge Agreement (including each Pledge Joinder Agreement), the Intercreditor Agreement and each Compliance Certificate, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of any Purchaser or the Collateral Agent in connection with the Notes issued and transactions contemplated by this Agreement.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Note Document or otherwise with respect to any Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officer’s Certificate” shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

“Operating Lease and Rental Expense” shall mean, for any period, all operating lease expense and all other real property rental expense incurred by the Company and its Subsidiaries during such period.

“Ordinary Dividends” shall mean cash dividends paid to the holders of capital stock of the Company in the ordinary course of business, consistent with the Company’s historical dividend activity.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” shall mean the entering into any agreement, contract, binding commitment or other arrangement providing for, or the consummation of any Acquisition, or taking of any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, so long as

(i) no Default or Event of Default shall have occurred and be continuing at such time; and

(ii) as of the most recent fiscal quarter end, and on a pro forma basis as of such date giving effect to such Acquisition (including the financing thereof), the Company is in compliance with the covenants set forth in paragraph 6K;

(iii) the acquired Person, or the Person acquiring assets in such Acquisition, is a Wholly Owned Subsidiary; and

(iv) the Subsidiary consummating such Acquisition has fully complied with the obligations of paragraph 5L and 5M.

“Permitted Equity Issuance” shall mean, collectively, (a) Equity Issuances in connection with a Permitted Acquisition, and (b) Equity Issuances when the Consolidated Leverage Ratio (after giving pro forma effect to the such Equity Issuance) as of and for the most recently ended four fiscal quarters of the Company is less than 1.50 to 1.00.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

“Pledge Agreement” shall mean that certain Amended and Restated Pledge Agreement, dated as of September 10, 2007, among the Company, certain Guarantors and the Collateral Agent, as supplemented from time to time by the execution and delivery of Pledge Joinder Agreements pursuant to paragraph 5L as the same may be otherwise supplemented (including by Pledge Agreement Supplement).

“Pledge Agreement Supplement” shall mean each Pledge Agreement Supplement in the form affixed as an exhibit to the Pledge Agreement.

“Pledged Interests” shall mean (i) the Subsidiary Securities of each of the existing or hereafter organized or acquired Domestic Subsidiaries of the Company that are Guarantors or are Domestic Subsidiaries of Guarantors; and (ii) 65% of the Voting Securities (or if the relevant Person shall own less than 65% of such Voting Securities, then 100% of the Voting Securities owned by such Person) and 100% of the nonvoting Subsidiary Securities of each of the existing or hereafter organized or acquired Direct Foreign Subsidiaries of the Company.

“Pledge Joinder Agreement” shall mean each Pledge Joinder Agreement, substantially in the form thereof attached to the Pledge Agreement, executed and delivered by a Guarantor to the holders of the Notes pursuant to paragraph 5L.

“Prudential” shall mean The Prudential Insurance Company of America.

“Prudential Affiliate” shall mean (i) any corporation or other entity at least a majority of the Voting Securities of which is owned by Prudential either directly or through subsidiaries and (ii) any investment fund which is managed by Prudential or a Prudential Affiliate described in clause (i) of this definition.

“Purchasers” shall mean Prudential and the Series A Note Purchasers with respect to the Series A Notes and, with respect to any Accepted Notes, Prudential and/or the Prudential Affiliate(s), which are purchasing such Accepted Notes.

“Redeemable” shall mean, with respect to the capital stock of any Person, each share of such Person’s capital stock that is:

(i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Indebtedness of such Person (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (b) at the option of any Person other than such Person, or (c) upon the occurrence of a condition not solely within the control of such Person; or

(ii) convertible into other Redeemable capital stock or other equity interests.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed in the Securities Laws.

“Related Party” shall mean with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees , agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Purchase” shall have the meaning specified in paragraph 2B(4).

“Required Holder(s)” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

“Rescheduled Closing Day” shall have the meaning specified in paragraph 2B(8).

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof), other than Ordinary Dividends and the purchase of Equity Interests on the open market as necessary to satisfy the Company’s obligations under its stock-based compensation plans.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“S&P” shall mean Standard and Poor’s Ratings Group and its successors.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Series” shall have the meaning specified in paragraph 1B.

“Series A Closing Day” shall have the meaning specified in paragraph 2A.

“Series A Note(s)” shall have the meaning specified in paragraph 1A.

“Series A Note Purchaser(s)” shall mean Prudential.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Securities” shall mean the Equity Interests issued by or equity participations in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.

“Swap Contracts” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” shall mean a Person or business that is the subject of a Permitted Acquisition.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased under this Agreement.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” shall mean the United States of America.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Securities” shall mean Equity Interests issued by any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” shall mean any Subsidiary, all of the stock or other equity security of every class (other than a de minimus number of directors’ qualifying shares) of which is, at the time as of which any determination is being made, owned by the Company either directly or through Wholly Owned Subsidiaries, and which has outstanding no options, warrants, rights or other securities entitling the holder thereof (other than the Company or a Wholly Owned Subsidiary) to acquire shares of capital stock or other equity interests of such corporation.

10C. Accounting Principles, Terms and Determinations. (1) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(2) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and either the Company or the Required Holders shall so request, the holders of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(3) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein

(4) Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(5) Consolidated EBITDA Adjustments.

(a) Consolidated EBITDA Acquisition Adjustments. Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in paragraph 6K(1) for any period (or a portion of a period) that includes the date of the consummation of any Permitted Acquisition, references to “the Company and its Subsidiaries” in the definition of Consolidated EBITDA shall include each acquired Person, or lines of business, as applicable, and Consolidated EBITDA shall be determined on a historical pro forma basis to include the Consolidated EBITDA of such acquired Person or line of business (such Consolidated EBITDA to be formulated on the basis of the definition of Consolidated EBITDA set forth herein but on a stand-alone basis for such Person), as if the Acquisition had been consummated on the first day of any such period of measurement.

(b) Consolidated EBITDA Disposition Adjustments. Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in paragraph 6K(a) for any period (or a portion of a period) that includes the date of any Disposition of a Subsidiary or line of business, as applicable, Consolidated EBITDA shall be determined on a historical pro forma basis to exclude the results of operations of such Subsidiary or line of business, as applicable, so disposed, as if such Disposition had been consummated on the first day of such period of measurement.

10D. Other Interpretative Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(1) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Note Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Note Document, shall be construed to refer to such Note Document in its entirety and not to any particular provision thereof, (iv) all references in a Note Document to Articles, paragraphs, Exhibits and Schedules shall be construed to refer to Articles and paragraphs of, and Exhibits and Schedules to, the Note Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(2) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(3) Paragraph headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

(4) Any reference herein to a “fiscal year” or a “fiscal quarter” without further identification shall refer to a fiscal year of the Company or a fiscal quarter of the Company.

11. MISCELLANEOUS.

11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City local time, on the date due) to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto in the case of any Series A Note, (ii) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (iii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all taxes (together in each case with interest and penalties, if any), other than state or federal income taxes or franchise taxes, including without limitation, all stamp, intangibles, recording and other taxes, which may be payable with respect to the execution and delivery of this Agreement or the execution, delivery or acquisition of any Notes; (ii) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the costs and expenses, including attorneys’ fees, incurred by any Purchaser or any Transferee in connection with the restructuring, refinancing or “workout” of this Agreement or the transactions contemplated hereby or thereby or in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not. Each transferee of a Note acknowledges that its rights with respect to such Note are subject to the terms of the Intercreditor Agreement and shall execute a Joinder to the Intercreditor Agreement to the extent it is not already a party thereto, promptly upon becoming a holder of a Note.

11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060, Telecopy 804-747-6046, Attn: President, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the applicable Purchaser Schedule, in the case of any Purchaser, and in this paragraph 11I in the case of the Company, or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day, except to the extent such interest is due on the Maturity Date, the period of such extension shall be included in the computation of the interest.

11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N. Governing Law. IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.

11O. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11P. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11Q. Binding Agreement. When this Agreement is executed and delivered by the Company, the Series A Note Purchasers and the Series A Note Purchasers, it shall become a binding agreement between the Company and the Series A Note Purchasers. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

11R. Submission to Jurisdiction . THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDERS, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER RELATED DOCUMENT SHALL BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR INCONVENIENT FORUM TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

Very truly yours,

HILB ROGAL & HOBBS COMPANY

By:	/s/ Carolyn Jones
Name:	Carolyn Jones
Title:	Senior Vice President, Treasurer and Investor Relations

The foregoing Agreement is

hereby accepted as of the

date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Jay S. White
Jay S. White
Vice President